SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]  Confidential, for Use of
[X]  Definitive Proxy Statement                    the Commission Only (as
[ ]  Definitive Additional Materials               permitted by
[ ]  Soliciting Material Pursuant to Rule          Rule 14a-6(e)(2))
     14a-11(c) or Rule 14-a-12

                            Sigma-Aldrich Corporation
            ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statment, if other than the Registrant)


Payment of filing fee (Check appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it is determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing party:
     (4)  Date filed:


                        SIGMA-ALDRICH CORPORATION
                          3050 Spruce Street
                        St. Louis, Missouri 63103

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        To be held May 6, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101, on Tuesday, May 6, 1997, at 11:00 A.M., Central Daylight Time, for the following purposes:

   1.  To elect nine directors;

   2. To consider and vote upon a shareholder proposal as described herein; and

   3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 7, 1997, are entitled to notice of, and to vote at, the meeting.

                                     By Order of the Board of Directors,

                                     Thomas M. Tallarico, Secretary

March 28, 1997

Your vote is important. Even if you expect to attend the meeting in person, please mark, date and sign the enclosed proxy and return it to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

                         SIGMA-ALDRICH CORPORATION

                             PROXY STATEMENT

                       Annual Meeting of Shareholders

                              May 6, 1997

The enclosed proxy is solicited by the Board of Directors (the "Board") of Sigma-Aldrich Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, May 6, 1997, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted by written notice mailed to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926, or by submitting a later-dated proxy. If the proxy is not so revoked and it is not revoked in person at the Meeting, such proxy will be voted as designated and, if no designation is made, will be voted in favor of the nominees for directors and against the shareholder proposal described herein.

Shareholders of record as of the close of business on March 7, 1997, are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 7, 1997, there was a total of 100,099,885 shares of common stock outstanding.

Shareholders will be entitled to one vote for each share held on all matters, including the election of directors.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company without additional compensation. The Company also may retain Georgeson & Company, Inc., a professional proxy solicitor, or another professional solicitor, to assist in soliciting proxies. The solicitor's fee is estimated at $5,000 to $10,000, plus expenses, depending upon the extent of the solicitor's activities. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon their request.
This Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 28, 1997.

The mailing address of the Company's principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

                       ELECTION OF DIRECTORS

Nine directors of the Company are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The persons named as proxies in the accompanying proxy intend to vote for the election of the nominees named below. If for any reason any of the nominees shall be unavailable, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors
Following are the nominees for directors of the Company, their principal occupation, background, period of service as a director of the Company and age. All of the nominees are presently directors of the Company and were elected to their present terms as directors at the 1996 Annual Meeting of Shareholders, except Nina V. Fedoroff, who was elected in June 1996. There are no family relationships between any of the directors or between any of the directors and any executive officer of the Company or its subsidiaries.

Carl T. Cori           Chairman of the Board and Chief Executive Officer of the
                       Company. Dr. Cori has been Chairman of the Board and Chief Executive Officer for more than five years.
                       He served as President of the Company for more than five years until March 1995. He has been a director of the Company since 1977. Age 60.

Nina V. Fedoroff        Director of the Biotechnology Institute and Willaman
                        Professor of Life Sciences at Pennsylvania State
                        University, State College, Pennsylvania, since July
                        1995. Prior to that time, she was a staff member at Carnegie Institute of Washington and a Professor at Johns Hopkins University for more than five years.
                        She has been a director of the Company since 1996.
                        Age 54.

David R. Harvey         President and Chief Operating Officer of the
                        Company. Dr. Harvey has been Chief Operating Officer of the Company for more than five years and was elected
                        President in March 1995, after serving as Executive
                        Vice President for more than five years. He has been a director of the Company since 1981. Age 57.

David M. Kipnis         Distinguished University Professor of Medicine,
                        Washington University School of Medicine, St. Louis,
                        Missouri, since October 1992. Prior to that time, he was Chairman and Professor, Department of Medicine, Washington University School of Medicine and Physician-in-Chief, Barnes Hospital, St. Louis, Missouri, for more than five years. Dr. Kipnis has been a director of the Company since 1984. Age 69.

Andrew E. Newman        Chairman of the Board and Chief Executive Officer of
                        Race Rock International, a theme restaurant company, since July 1995. From 1987 to April 1995 he was
                        Chairman of the Board, Edison Brothers Stores, Inc., a specialty fashion retailer, St. Louis, Missouri, for more than five years. On November 3, 1995, Edison
                        Brothers Stores, Inc. filed a petition for reorganization under Chapter 11 of the federal bankruptcy code. Mr. Newman has been a director of the Company since 1989. He is also a director of Dave
                        & Busters, Inc. and Lee Enterprises, Inc. Age 52.

William C. O'Neil, Jr.  Chairman of the Board, President and Chief Executive
                        Officer of ClinTrials Research, Inc., a clinical research services company, Nashville, Tennessee, for more than five years. Mr. O'Neil has been a director of the Company since 1987. He is also a director of ClinTrials Research, Inc., American Healthcorp, Advocat, Inc., Central Parking, Inc.
                        and Atrix Laboratories, Inc. Age 62.

Jerome W. Sandweiss     Of Counsel, Blumenfeld, Kaplan & Sandweiss,
                        P.C., Attorneys at Law, St. Louis, Missouri, for more than five years. Mr. Sandweiss has been a director of the Company since 1975. Age 72.

D. Dean Spatz           Chairman of the Board, President and Chief Executive
                        Officer of Osmonics, Inc., a manufacturer of water purification, fluid separation and fluid handling products and equipment, Minnetonka, Minnesota, for more than five years. Mr. Spatz has been a director of the Company since 1994. He is also a director of Osmonics, Inc. and S.I. Technologies, Inc. Age 53.

Thomas N. Urban         Chairman of the Board of Pioneer Hi-Bred
                        International, Inc., a developer and producer of hybrid corn and other seeds, Des Moines, Iowa, for more than five years. He also served as President of Pioneer Hi-Bred International, Inc.
                        for more than five years until September 1995.
                        Mr. Urban has been a director of the Company since
                        1990. He is also a director of Pioneer Hi-Bred
                        International, Inc., Case Corporation and Equitable of Iowa Companies. Age 62.

Directors Meetings and Committees

The Board of Directors met four times during 1996. The Board of Directors has three committees which function throughout the year. The Audit Committee, of which Messrs. Newman, Sandweiss and Spatz (Chairman) are members, met twice in the past year. The function of this Committee is to recommend a public accounting firm to be retained for the coming year, to review the scope and results of the annual audit by such firm and to review the Company's financial statements. The Compensation Committee, consisting of Messrs. Newman, O'Neil (Chairman) and Urban, reviews all areas of executive compensation and advancement within the Company. The Committee held three meetings in the past year. The Nominating Committee, of which Dr. Kipnis and Messrs. Newman, O'Neil (Chairman) and Urban are members, recommends nominees to the Board of Directors. It will consider nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. In February of each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at the Company's Annual Meeting of Shareholders. Therefore, in order to be considered by the Nominating Committee, prospective nominee recommendations should be received by the Secretary no later than January 15th. The Committee held one meeting in the past year.

Each director attended at least 75% of the aggregate of the meetings of the Board and its Committees on which they served during 1996, except for Mr. Urban, who attended five of eight meetings.

Director Compensation and Transactions

Directors who are not employed or retained as legal counsel by the Company are compensated by an annual fee of $10,000 and receive $2,500 for each directors or committee meeting attended plus reimbursement of their travel expenses.

The Company retained Blumenfeld, Kaplan & Sandweiss, P.C., of which Mr. Sandweiss is Of Counsel, during 1996 and expects to use the firm in 1997. Dr. Kipnis, under an agreement with the Company, rendered certain consulting services to the Company during 1996 for which he received $54,000.


          SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                   AND PRINCIPAL BENEFICIAL OWNERS

Directors and Executive Officers
The following table sets forth the amount of the Company's common stock beneficially owned by each of the directors and executive officers of the Company shown in the summary compensation table, and by all directors and executive officers of the Company as a group, all as of March 7, 1997, based upon information obtained from such persons:

                                                                 Shares
                                                              Beneficially
   Name                          Company Position             Owned (1)(2)
-----------------------    -------------------------------    ------------
Carl T. Cori               Director, Chairman of the Board       295,070
                           and Chief Executive Officer

Nina V. Fedoroff           Director                                  200

Peter A. Gleich            Vice President, Treasurer and          175,480 (3)
                           Chief Financial Officer

David R. Harvey            Director, President and Chief          139,840
                           Operating Officer

David M. Kipnis            Director                                 9,886

Andrew E. Newman           Director                                 4,000

William C. O'Neil, Jr.     Director                                 4,000

Kirk A. Richter            Controller                              70,000 (3)

Jerome W. Sandweiss        Director                                14,000

D. Dean Spatz              Director                                 4,200

Thomas M. Tallarico        Vice President and Secretary            47,400 (3)

Thomas N. Urban            Director                                 5,986

Directors and executive
officers as a group                                               773,312 (3)

(1) Each nominee has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his name, except as follows: Messrs. Gleich, Richter and Spatz share voting and investment power as to 88,400, 20,000 and 4,200 shares, respectively, held in joint tenancy with their spouses. Shares owned separately by spouses are not included.

(2) Represents less than one percent (1%) of the Company's common stock outstanding as of March 7, 1997, for each of the named individuals and the group.

(3) Includes 54,000, 30,000, 46,000 and 133,250 shares subject to stock options that are exercisable as of, or within sixty days of, March 7, 1997, for Messrs. Gleich, Richter and Tallarico and for the directors and executive officers as a group, respectively.

Principal Beneficial Owners

The following table sets forth information for each person who, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company's common stock. Each beneficial owner has sole voting power and sole investment power with respect to the shares set forth opposite their name.

                                     Shares Beneficially    Percent of Shares
   Name and Address                          Owned              Outstanding
-------------------------------------------------------------------------------
Alfred R. Bader                            5,631,760 (1)            5.6%
2961 North Shepard Avenue
Milwaukee, WI 53211

State Farm Mutual Automobile               8,478,080 (2)            8.5%
Insurance Co. and its affiliates
One State Farm Plaza
Bloomington, IL 61710

(1) As set forth in such person's Schedule 13G, dated February 4, 1997, filed with the Securities and Exchange Commission.

(2) As set forth in such company's Schedule 13G, dated January 3, 1997, filed with the Securities and Exchange Commission.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own beneficially more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of forms and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable
Section 16(a) filing requirements during 1996, except for Nina V. Fedoroff, who filed the initial statement and one report covering one transaction late.

SHAREHOLDER PROPOSED RESOLUTION CONCERNING LINKING EXECUTIVE
COMPENSATION TO FINES OR PENALTIES

The Company has been informed that Dr. Alfred Bader, 2961 North Shepard Avenue, Milwaukee, Wisconsin 53211, the beneficial owner of more than 2,500,000 shares of the common stock of Sigma-Aldrich Corporation, intends to present the following resolution for adoption at the meeting:

PROPOSED RESOLUTION

RESOLVED, that the shareholders recommend to the Board of Directors (the "Board") that the Board and its Compensation Committee adopt an executive compensation policy under which the annual salary that each executive officer (which shall include all of the Company's "officers" as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) will earn in the Company's next fiscal year (as calculated pursuant to the Compensation Committee's present, or any future, salary plan) will be reduced by such executive officer's pro-rata portion of the amount of fines or penalties that the Company paid in the immediately preceding year to any federal, state, local or other governing or regulatory body. For purposes of this resolution, an executive officer's pro-rata portion shall mean the percentage that such executive officer's annual salary in the immediately preceding year represents of the total annual salary in the immediately preceding year of all executive officers of the Company.

STATEMENT IN SUPPORT OF PROPOSAL

According to an investigation by the Bureau of Export Administration of the U.S. Department of Commerce (the "Department"), the Company exported, on forty-eight occasions from July 1992 to January 1993, toxins to seventeen countries without the licenses required by U.S. export laws. Pursuant to such investigation, the Company agreed in July 1996 to pay a $480,000 fine to settle allegations by the Department that it had illegally exported toxins that could be used to make biological weapons.

Fines and penalties assessed against the Company, as well as negative publicity from them, can hurt the Company's financial performance and shareholder value. Executive officers are ultimately responsible for the operation and performance of the Company and their financial interests should be aligned with those of the Company's shareholders. Future compensation of the executive officers of the Company, therefore, should be reduced by the amount of fines or penalties that the Company must pay. Linking executive compensation to fines or penalties will create an incentive for the executive officers of the Company to ensure that the Company operates in accordance with all applicable laws and regulations. Avoiding fines or penalties for illegal activities in the future, such as the $480,000 fine paid to the Department, can increase the Company's financial performance and shareholder value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSED
RESOLUTION FOR THE FOLLOWING REASONS:

First, the Board does not believe that adopting the proposed resolution would further align the interests of management with those of shareholders, as the proponent has suggested. The Company's Incentive Stock Bonus Plan and stock option program serve to align the financial interests of management with those of shareholders and, in the Board's view, management already has sufficient incentive to increase profits and is already well aware that negative publicity can hurt shareholder value.

Second, the Board believes that adopting the proposed resolution would be harmful to the Company and its shareholders because it would severely impair the Company's ability to attract and retain qualified management. This impairment would arise because:

     The proposed executive compensation policy would be viewed as unfair because it could penalize an officer without regard to the officer's oversight responsibility or in cases where the officers are blameless, such as when other employees act criminally or maliciously.

     The risk of potential reduction in salary would place the Company at a severe competitive disadvantage since it is believed no other Company has a similar compensation policy.

Third, the Board is not aware of any other public company with a compensation policy comparable to that being proposed, even in industries that are more prone to fines and penalties. The Board also believes the proposed policy is inconsistent with public policy in that Congress and the various legislatures have generally written the laws to fine the company, rather than its individual company officers, except in unusual circumstances.

Further, shareholders should be aware that the proponent is a former member of the Board of Directors and was not renominated to the Board in 1992 by unanimous vote of the continuing directors. The proponent has made three other proposals since 1993. The first two, in 1993 and 1994, also related to executive compensation and were not presented in the applicable proxy statement after the staff of the Securities and Exchange Commission determined there was a basis to exclude the proposals in accordance with applicable securities law and regulations. The third concerned earnings announcements and was presented for shareholder vote at the 1995 annual meeting of shareholders and defeated by 80% of the vote.

ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSED RESOLUTION AND PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES EITHER A CONTRARY CHOICE OR A DESIRE TO ABSTAIN.

           INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents compensation information for the Chief Executive Officer and the four other most highly compensated executive officers based on salary and bonus in 1996 for the years ended December 31, 1996, 1995 and 1994:

                                 Summary Compensation Table
                                 --------------------------
                                                                       Long-term
                                                                     Compensation
                                                                -----------------------
                                                                Number of
                                         Annual Compensation      Shares
                                        ----------------------- Underlying
                                                   Other Annual   Options     LTIP        All Other
Name/Position                Year       Salary     Comp. (1)(2)   Granted   Payouts (1)   Comp.(3)
                             ----      --------    ------------   -------   -----------   ---------
Carl T. Cori                 1996      $690,000      $134,655        --      $205,383      $6,000
Chairman & CEO               1995       660,000       196,033        --       299,000       2,000
                             1994       600,000       285,002        --       434,700       2,000

Peter A. Gleich              1996       295,000        33,109        --        50,500       6,000
Vice President, Treasurer    1995       285,000        46,877        --        71,500       2,000
& CFO                        1994       285,000        68,153      20,000     103,950       2,000

David R. Harvey              1996       480,000        66,219        --       101,000       6,000
President & COO              1995       450,000        85,231        --       130,000       2,000
                             1994       400,000       123,914        --       189,000       2,000

Kirk A. Richter              1996       192,000         9,933        --       15,150        6,000
Controller                   1995       185,000        23,439        --       35,750        2,000
                             1994       172,000        34,076      10,000     51,975        2,000

Thomas M. Tallarico          1996       255,000         --           --        --           6,000
Vice President               1995       250,000         --           --        --           2,000
& Secretary                  1994       244,000         --         10,000      --           2,000

(1) The value of shares issued under the Incentive Stock Bonus Plan in 1996, 1995 and 1994 relates to performance in 1990, 1989 and 1988, respectively, and are presented as long-term incentive plan ("LTIP") payouts. Such values represent the aggregate market value of shares of common stock issued on the payout date. Cash payouts to cover Federal income taxes related to the issuance of such shares are presented as other annual compensation. Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico hold 61,450, 34,450, 7,500, 4,800 and 5,200 Bonus Units, respectively, as of December 31, 1996. Shares of common stock issuable upon vesting of such Bonus Units have a value of $1,918,392, $1,075,486, $234,141, $149,850 and $162,337, respectively, based upon the closing price of the Company's common stock as of such date. See "Incentive Stock Bonus Plan" for further information.

(2) Excludes the value of personal use of automobiles and club memberships provided by the Company, the amounts of which are immaterial for each executive officer.

(3) Represents amounts contributed for each executive officer under the Company's 401(k) Retirement Savings Plan in 1996, 1995 and 1994.

Incentive Stock Bonus Plan

The Company's Incentive Stock Bonus Plan is administered by the
Compensation Committee of the Board. See "Compensation Committee
Report on Executive Compensation - Incentive Compensation" on page 14 of this Proxy Statement for information concerning the plan.

The LTIP payouts to each of the executive officers as presented in the Summary Compensation Table for the years ended December 31, 1996, 1995 and 1994, relate to performance in the years ended December 31, 1990, 1989 and 1988, respectively. Additionally, LTIP payouts to the Company's senior management group were $20,200, $45,500 and $138,175 for shares and $13,244, $29,831 and $72,330 in cash for 1996, 1995 and
1994, respectively.

The following table presents the Bonus Units awarded to each of the executive officers in 1996 for performance in 1995.

                    Long-Term Incentive Plan Awards in 1996
                    ---------------------------------------
                      Number of         Performance or       Estimated Future
                     Bonus Units      Other Period Until        Payouts of
Name                    Awarded     Maturation or Payout (1)  Bonus Units (1)
-------------------  ----------     ------------------------  ---------------
Carl T. Cori            20,450             5 Years               20,450
Peter A. Gleich          2,000             5 Years                2,000
David R. Harvey         12,450             5 Years               12,450
Kirk A. Richter          2,000             5 Years                2,000
Thomas M. Tallarico      2,000             5 Years                2,000

(1) The Bonus Units become payable to each of the executive officers in January 2001 in the form of one share of common stock for each Bonus Unit awarded plus cash as described under "Compensation Committee Report on Executive Compensation - Incentive Compensation" on page 14.

     Additionally, 9,500 Bonus Units were awarded to seven members of the Company's senior management group. Bonus units to be awarded under the Incentive Stock Bonus Plan for the year ended December 31, 1996 have yet to be determined.

Stock Options

The Company's Share Option Plan of 1995 is administered by the Compensation Committee, which grants options to employees as the Committee determines, taking into account the employees' duties, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant. The exercise price of the options is determined by the Committee, however, no incentive stock option may have an exercise price less than the fair market value of the shares at the date of the grant. Full payment for stock being purchased must be made in cash or Company common stock at the time an option is exercised. Options are not transferable other than by will or by the laws of descent and distribution. Options expire ten years from the date of grant or no later than three months after an optionee's termination or retirement or twelve months after an optionee's death or disability, if earlier. No options may be granted after February 21, 2005.

No stock options under the 1995 plan were granted to the named executive officers during the year ended December 31, 1996. In 1996, options to acquire 50,000 shares were granted to other executive officers at exercise prices ranging from $26.19 to $26.62, options to acquire 80,000 shares were granted to three members of the Company's senior management group at an exercise price of $29.19 and options to acquire 854,000 shares were granted to 446 members of the management group at exercise prices ranging from $25.50 to $31.25 per share.

The following table presents (i) the unexercised options held by each named executive officer and (ii) the value of all in-the-money options as of December 31, 1996, as if all such in-the-money options were vested and exercisable as of December 31, 1996:


                   Option Values at December 31, 1996
                   ----------------------------------

                         Number of Shares
                      Underlying Unexercised              Value of Unexercised
                         Options Held (1)               In-the-Money Options (2)
                    ---------------------------       ----------------------------
    Name            Exercisable   Unexercisable       Exercisable    Unexercisable
------------------- -----------   -------------       -----------    -------------
Carl T. Cori            --           --                $  --           $  --
Peter A. Gleich       54,000       32,000               344,443         327,000
David R. Harvey         --           --                   --              --
Kirk A. Richter       30,000       16,000               194,298         163,500
Thomas M. Tallarico   46,000       16,000               399,798         163,500

(1) No options were exercised by any of the named executive officers during the year ended December 31, 1996.
(2) Calculated as the aggregate closing market price per share of the Company's common stock on December 31, 1996, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.

Retirement Security Value Plan (Pension Plan)

The Sigma-Aldrich Retirement Security Value Plan provides all eligible employees, including the executive officers, with a retirement benefit based upon a formula. The plan changed to a cash balance plan effective January 1, 1996. The plan provides an annual addition to each participant's compensation, ranging from 2% to 5% of salary, depending on years of service. Each account is also credited with interest annually. In no event will the benefit provided by the Retirement Security Value Plan at retirement be less than the benefit provided by the previous pension plan formula for any employee who was a participant in the plan as of January 1, 1996. Pension credits have been and will continue to be restricted by the Internal Revenue Code limitations above certain levels of compensation and the Company does not have a supplemental plan to provide benefits based upon earnings above these limitations. Taking into account these limitations and assuming that each executive officer continues employment until the normal retirement age of 65 at his current cash compensation level and that interest rates remain at December 31, 1996 levels, Drs. Cori and Harvey, and Messrs. Gleich, Richter and Tallarico would receive upon retirement an annual pension benefit in the form of a single life annuity of $99,445, $66,524, $110,004, $73,393 and $42,331, respectively.

Employment and Change in Control Agreements

The Company has Employment Agreements ("Agreements") with Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico which provide severance compensation (with an offset for monies earned elsewhere under certain defined situations) to each of these executives in the event of his cessation of employment with the Company or any of its subsidiaries after the occurrence of a change in control of the Company. "Change in control" is defined in the Agreements to have occurred when an individual, partnership, corporation or other entity acquires more than thirty-five percent of the outstanding shares of the Company's common stock and there is a change in the majority of the Directors of the Board (or other body supervising the employment of officers) within any four hundred day period. Prior to a change in control, the Agreement may be terminated upon sixty-days notice given by either the executive or the Company. Unless notice is given to the contrary, the three-year term of the Agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Agreements is set annually by the Compensation Committee, except that after a change in control, if the executive leaves, the level of severance pay is the amount last set by the Compensation Committee immediately prior to the change in control. No payments are made under the Agreements if the cessation of employment is due to death. If a change in control of the Company had occurred as of March 7, 1997, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received $4,063,000.

The Incentive Stock Bonus Plan also contains provisions that protect the participants against the loss of Bonus Units earned if there shall have been a change in control of the Company prior to the scheduled payout of stock and cash for such earned Bonus Units. "Change in control" is defined in the Incentive Stock Bonus Plan in the same manner as it is in the Agreements above. If a change in control of the Company had occurred as of March 7, 1997, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received 94,400 shares of the Company's common stock and $1,930,000.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Committee is composed of the three members named below, none of whom is an employee of or is involved in any interlocking relationship with the Company.

Compensation Policy

The Committee believes that increasing share value on a long-term basis is the goal of shareholders. The Company's compensation policy is designed to motivate employees to improve productivity and performance, resulting in increased profitability and, thus, improvement in shareholder value. To align the financial interests of senior executives and managers with those of shareholders, the Company uses incentive compensation that is tied directly to the Company's operating results and is highly sensitive to the market price of the Company's common stock. Accordingly, the Committee believes that increasing profits and long-term growth in share value will be the goals of both management and shareholders. The Company's policy is to structure compensation such that any executive compensation in excess of $1 million is tax deductible for the Company.

Compensation for the Company's executive officers includes two elements:
(1) salary and (2) longer-term incentive compensation. The Company has no long-term employment contracts with any of its executive officers other than the Employment Agreements previously described in this Proxy Statement which become applicable only if there should be a change in control of the Company.

Salary

At the end of each fiscal year, the Committee reviews with Dr. Cori an annual salary plan for the Company's executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company's overall performance, including a review of the operating results of the Company and the executive officers' responsibilities and after making judgments about past and expected future contributions of the individual executive officers. The review of operating results is general in nature, rather than being based upon any specific weighting formula for measures which include the Company's sales, earnings and earnings per share growth, profit margins, acquisition activities and general financial condition. The Committee's assessment also considers the difficulty of achieving performance levels based on its understanding of the Company's business and market conditions as well as competitive pressures. In reviewing the individual executive officers' responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing and production activities. The Committee performs its review in a general, subjective manner with consideration given to all factors, including general knowledge of other executive officers' salaries and taking particular note of the continued growth in sales and earnings per share, as illustrated by the following graphs:

(Following are two bar graphs depicting the following data)

                          Net Sales                    Earnings per Share
                  (in millions of dollars)                   (dollars)
                  ------------------------             ------------------
1992                    $  654.4                               $ .96
1993                       739.4                                1.08*
1994                       851.2                                1.11
1995                       959.8                                1.32
1996                     1,034.6                                1.48

Average Compound Growth Rate:
Sales              11.9%
EPS                13.1%

*  Before cumulative effect of accounting changes

Based upon the business knowledge and experience of the Committee members, they believe that the executive officers' salaries are appropriate in view of the level of responsibilities and contributions by each executive officer.

Incentive Compensation

Incentive Stock Bonus Plan. Awards from the Company's Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978 and amended in 1996, are tied directly to the Company's annual operating results. The Plan provides generally that, if the Company's pre-tax operating income has increased by at least 10% over the prior year, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:

                                                Maximum Bonus Pool
                   Percentage                  as a percentage of the
               increase in pre-tax              increase in pre-tax
                 operating income                 operating income
               -------------------             ----------------------
                  Less than 10%                          --
                   10.0-12.4%                            3.0%
                   12.5-14.9%                            4.0%
                 15% and above                           5.0%


The Committee fixes the maximum dollar amount of Bonus Units and Tax Offset Bonus Units which may be awarded to Dr. Cori and Dr. Harvey during the first 90 days of each calendar year. After the end of each calendar year, but prior to the award of Units, the Committee will certify in writing whether the performance goals under the plan have been met. If pretax operating income for the year has reached a level sufficient to generate a Bonus Pool, the Committee will allocate Bonus Units to Dr. Cori and Dr. Harvey in an amount not to exceed the maximum set by the Committee during the first 90 days of the calendar year. If a positive value remains in the Bonus Pool after subtracting the value of the Bonus Units awarded to Dr. Cori and Dr. Harvey, the remaining Bonus Units may be awarded by the Committee to participants designated by the Committee. The Units will initially be valued at the closing price of the Company's common stock on the day before the date of the awards. All awards are made within 30 days after the end of the first quarter of the year following the year for which the awards are earned.

The Committee reviews with Dr. Cori its recommendation for awards of Bonus Units to the executive officers (other than Dr. Cori) and other senior managers. In the course of this review, the Committee considers performance evaluations of each of the executives and senior managers and separately considers and sets the award to Dr. Cori. In establishing the amount of the Bonus Pool and the specific awards to the executive officers, including Dr. Cori, the Committee takes into account operating results and other criteria in a review similar to that described under Salary above. Because their responsibilities have more impact on the Company's current and future operating results, the Committee feels that Drs. Cori and Harvey should have a greater proportion of their annual compensation tied directly to the Company's performance. Accordingly, Drs. Cori and Harvey have a greater participation in the Incentive Stock Bonus Plan than do the other executive officers and do not participate in the Share Option Plan.

The Plan provides for issuance of one share of the Company's common stock for each Bonus Unit awarded. Shares are issued only after the participant has been employed for five years following the year for which an award has been made (or earlier in certain limited circumstances). As a result, the value of Bonus Units awarded for any year under the Plan is sensitive to the market price of the Company's common stock over a five-year period, thus providing the participant with a longer-term perspective. The Plan also provides for payment of cash when the shares are issued so that the participant is not compelled to sell any of the shares in order to pay Federal income taxes and, in the case of Drs. Cori and Harvey, Tax Offset Bonus Units. The cost of the Plan since its inception has ranged between 1.0% and 1.5% of cumulative pre-tax income, except for 1994 where no bonus units were awarded. The Committee expects that the future cost will continue to constitute between 1.0% and 1.5% of the Company's cumulative pre-tax income. In 1996, certain amendments to the Plan were approved to ensure tax deductibility. See "Incentive Stock Bonus Plan" on page 10 of this Proxy Statement for additional information concerning this plan.

Share Option Plan of 1995. Each year, the Committee considers the desirability of granting options under the Company's Share Option Plan of 1995 to key employees. The Committee believes that granting stock options is desirable because it directly correlates long-term compensation of key employees with share price appreciation. In determining grants, the Committee generally considers the same factors as those discussed under Salary above. The Committee does not consider the amount or terms of prior stock option grants in determining current grants. Drs. Cori and Harvey do not currently participate in this plan for the reasons described under Incentive Stock Bonus Plan above. No options were granted to the named executive officers in 1996. See Stock Options on page 10 of this Proxy Statement for additional information concerning this plan.

1996 CEO and Executive Officer Compensation

The Committee's approach is to have a large amount of Dr. Cori's compensation dependent on Company performance. In measuring performance, emphasis is placed on the year-to-year increases in earnings, which is the criterion used to establish the maximum Bonus Pool under the Company's Incentive Stock Bonus Plan.

In 1996, sales for the Company increased 7.8% to $1,034.6 million, net income grew by 12.3% to $147.9 million and net income per share increased 12.1% to $1.48. In setting Dr. Cori's salary for 1996, the Committee recognized Dr. Cori's leadership in the growth of sales and earnings by increasing his 1996 salary 4.5%. Dr. Cori's Incentive Stock Bonus Plan award in 1996, for the Company's performance in 1995, was 10,225 Bonus Units. Sales and net income for 1995 increased by 12.8% and 19.3%, respectively. Dr. Cori's salary for 1995 increased 10% over 1994. No Incentive Stock Bonus Units were awarded to Dr. Cori or other executive officers in 1995 since the increase in earnings for 1994 did not meet plan minimums. Historically, Dr. Cori has been awarded approximately 40% of the total Bonus Units awarded each year. This allocation reflects the Committee's judgment of the appropriate amount to recognize Dr. Cori's responsibilities and his contribution to the growth of the Company. In 1996, certain amendments to the Incentive Stock Bonus Plan were approved to ensure tax deductibility.

For the other executive officers, the Committee determined that 1996 compensation should reflect the Company's performance and level of the officers' responsibilities. The Committee believes that the compensation policies and programs it has implemented have committed the executive officers of the Company to achieving continuous long-term improvement in operating results.
                                            COMPENSATION COMMITTEE

                                            Andrew E. Newman
                                            William C. O'Neil Jr., Chairman
                                            Thomas N. Urban


                            PERFORMANCE GRAPH

The following performance graph compares the Company's cumulative shareholder return (stock price appreciation plus reinvestment of dividends) for a five year period ended December 31, 1996, with that of the Standard and Poor's 500 Composite Stock Price Index and an index of the companies included in the Value Line Chemical Specialty Industry Group, assuming that $100 was invested in each on December 31, 1991, and that all dividends were reinvested. These indices are only included for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's common stock, and are not intended to forecast or be indicative of possible future performance of the common stock.


                         Comparative Five-Year Returns
              (Following is a line graph depicting the following data)


                          1991      1992      1993      1994      1995      1996
                         ------    ------    ------    ------    ------    ------
SIGMA-ALDRICH CORP.      100.00    109.06     91.60     63.52     96.11    122.07
Standard & Poor's 500    100.00    107.79    118.66    120.56    165.78    204.30
Value Line
  Chemical Specialty     100.00    114.53    127.71    126.35    156.12    179.23


In this Proxy Statement, the Company used as a performance graph comparison index those companies comprising the Value Line Chemical Specialty Industry Group (the "Group"). The 1996 Group includes the following companies: Airgas Inc., Avery Dennison Corp., Betz Laboratories Inc., Calgon Carbon Corp., Chemed Corp., Crompton & Knowles Corp., Ecolab Inc., Engelhard Corp., Ethyl Corp., Ferro Corp., H.B. Fuller Co., Furon Co., Great Lakes Chemical Corp., M.A. Hanna Co., Hercules Inc., International Flavors & Fragrances, Lawter International Inc., Learonal Inc., Lilly Industries Inc., Loctite Corp., Lubrizol Corp., Material Sciences Corp., Morton International Inc., Nalco Chemical Co., NCH Corp., Petrolite Corp., PPG Industries Inc., Praxair Inc., Quaker Chemical Corp., Raychem Corp., Rohm & Haas Co., RPM Inc., A. Schulman Inc., Sherwin Williams Co., Valspar Corp., WD-40 Co., Wellman Inc., and Witco Corp.

The 1996 Group added Ethyl Corp. and deleted Guardsman Products Inc. from the 1995 Group. With these exceptions, which resulted solely from the independent action of Value Line, the 1996 and 1995 Groups are identical.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the directors for the current year is Arthur Andersen LLP, independent public accountants. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

OTHER MATTERS

The affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy at the Meeting is required to elect directors, approve the shareholder proposal and any other matters properly brought before the Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees as directors and proxies which are marked abstain or to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters.

The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy intend to vote or act with respect to them in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the Proxy Statement and Proxy for the next Annual Meeting of Shareholders must be received at the Company's principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 28, 1997. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

Under the Company's by-laws, timely notice must be received by the Company in advance of a shareholders' meeting to nominate a candidate for director or to bring other business before the meeting. Such notice must be received not less than ten days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is changed by more than thirty days from such anniversary date, notice must be received not later than the tenth day preceding the date of the meeting as announced in the notice of the meeting or as otherwise publicly disclosed. Any shareholder filing a notice of nomination must include certain information, including certain information about the nominee; and any notice regarding a proposal of other business must include certain information, including a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business, as well as for either notice, the name and address of the shareholder and the number of shares of common stock held by the shareholder. These requirements are separate from, and in addition to, the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement.

In each case, the proposals or notices described above must be submitted in writing to Thomas M. Tallarico, Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

                                     By Order of the Board of Directors,

                                         Thomas M. Tallarico, Secretary
                                         March 28, 1997


                        SIGMA-ALDRICH CORPORATION
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1997
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW E. NEWMAN and WILLIAM C. O'NEIL, JR., or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101 on May 6, 1997, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, as follows:

The Board of Directors recommends a vote FOR the following:

(1)     ELECTION OF DIRECTORS:

        FOR all nominees listed
        (except as marked to the contrary below)  ___
        WITHHOLD AUTHORITY
        to vote for all nominees below            ___

Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Carl T. Cori, Nina V. Fedoroff, David R. Harvey, David M. Kipnis,
Andrew E. Newman, William C. O'Neil, Jr., Jerome W. Sandweiss, D. Dean Spatz, Thomas N. Urban

The Board of Directors recommends a vote AGAINST the following proposal:

(2)  Approval of a shareholder proposal regarding executive compensation.
       ___  For
       ___  Against
       ___  Abstain

(3) Upon such other business as may properly come before the meeting and any adjournments thereof.

(Continued and to be signed on other side)

(Continued from other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement, each dated March 28, 1997, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

This Proxy will be voted FOR item 1, and AGAINST the shareholder proposal in item 2, unless otherwise directed, and in the discretion of the proxies on whatever other business may properly come before the meeting.




                                 Dated this ______ day of __________, 1997
                                 _________________________________________
                                 _________________________________________

                                 If Stock is owned in joint names all owners must sign. If signing for estates, trusts or corporations, please indicate title or capacity.

If address appearing above is incorrect, kindly make correction.